EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated September 12, 2012, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of PMFG, Inc. on Form 10-K for the year ended June 30, 2012. We hereby consent to the incorporation by reference of said reports in the Registration Statements of PMFG, Inc. on Forms S-3 (File No. 333-177358, effective November 28, 2011; File No. 333-162065, effective November 25, 2009; File No. 333-162064, effective November 25, 2009; File No. 333-152482, effective August 21, 2008) and on Forms S-8 (File No. 333-17229, effective August 15, 2008; File No. 333-76754, effective August 15, 2008, and File No. 333-147536, effective August 15, 2008).

Dallas, Texas

September 12, 2012